Exhibit 99.1
Important Information
In the United States, Rio Tinto will file a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 following commencement of a tender offer within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 and holders of Ordinary Shares and American Depositary Shares are advised to read it when it becomes available as it will contain important information. Copies of the Schedule 14D-9 and other related documents filed by Rio Tinto will be available free of charge on the SEC’s website at http://www.sec.gov. In addition, documents filed with the SEC by Rio Tinto may be obtained free of charge by contacting Rio Tinto’s media or investor relations departments or on Rio Tinto’s website at www.riotinto.com. Any documents filed by BHP Billiton, including any registration statement on Form F-4 (which will include a preliminary prospectus) and related exchange offer materials as well as any Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.
Forward-Looking Statements
This communication includes forward-looking statements. All statements other than statements of historical facts included in this communication, including, without limitation, those regarding Rio Tinto’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to Rio Tinto’s products, production forecasts and reserve and resource positions), are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Rio Tinto, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Such forward-looking statements are based on numerous assumptions regarding Rio Tinto’s present and future business strategies and the environment in which Rio Tinto will operate in the future. Among the important factors that could cause Rio Tinto’s actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others, levels of actual production during any period, levels of demand and market prices, the ability to produce and transport products profitably, the impact of foreign currency exchange rates on market prices and operating costs, operational problems, political uncertainty and economic conditions in relevant areas of the world, the actions of competitors, activities by governmental authorities such as changes in taxation or regulation and such other risk factors identified in Rio Tinto’s most recent Annual Report on Form 20-F filed with the SEC or Form 6-Ks furnished to the SEC. Forward-looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on forward-looking statements. These forward-looking statements speak only as of the date of this communication. Rio Tinto expressly disclaims any obligation or undertaking (except as required by applicable law, the City Code on Takeovers and Mergers (the “Takeover Code”), the UK Listing Rules, the Disclosure and Transparency Rules of the Financial Services Authority and the Listing Rules of the Australian Securities Exchange) to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Rio Tinto’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

SPEECH TRANSCRIPT
05 March 2008
PDAC annual convention — Strong markets, big challenges
Speaker: Tom Albanese, Chief executive
Location: Toronto, Canada
Introduction
Thank you for your welcoming introductions. It is a pleasure to be here to address you this afternoon.
Over lunch we’ve been reflecting on what a great time it is to be in the mining industry.

While these are the best of times for our industry, the flip side is that it throws up a lot of challenges, which is my theme today.

Challenges
When I came in as chief executive, I said we should expect a great demand picture, but also much stronger competitors, so we needed to do everything faster, better and smarter.
Well, this has been playing out; first with Alcan and now with the rejected BHP takeover offer. This has given us the spur for Rio Tinto to undergo great and exhilarating change.
After the Alcan takeover, the offer from BHP-Billiton has caused us to be even faster. We have stepped up our value case to shareholders and we have done that with enthusiasm.
Back in November I said that BHP Billiton needs us more than we need them. Certainly events, and respective financial results since then, have borne this out.
Events have encouraged us to push the urgency of operational improvement, to pick up the pace of our business, to deliver higher value growth, better than anyone else.
Rio Tinto has an attractive independent future with higher quality assets and greater growth prospects than our peers. We will continue to move ahead with our proven strategy that creates significant value for our shareholders.

BHP Billiton offer
Before I conclude, I would be remiss if I did not say a few words about BHP Billiton’s pre-conditional takeover offer.
The Rio Tinto boards unanimously rejected the proposal last November that three BHP Billiton shares be offered for each Rio Tinto share. We countered by outlining plans to deliver exceptional growth and announced a series of increased dividends.
In February, BHP Billiton followed with a pre-conditional offer of 3.4 BHP Billiton shares for each Rio Tinto share. Once again our boards gave this careful consideration and concluded BHP Billiton still significantly undervalues Rio Tinto and its prospects.
The offer was unanimously rejected as not being in the best interests of Rio Tinto shareholders.
Rio Tinto is all about value. The conditional offer fails to recognise the underlying value of our highh quality assets and prospects.
We are forging ahead with our strategy of developing and operating large scale, long life, low cost assets to generate significant value for shareholders.
Our record financial results for 2007 announced last month bear witness to our strong position.
The momentum favours Rio Tinto and time will continue to favour Rio Tinto.
This is reinforced by our recent strong moves in iron ore and aluminum, in both of which Rio Tinto is better positioned.

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